Exhibit 99.1

Dermira Prices $168.5 Million Public Offering of Common Stock

MENLO PARK, Calif., March 1, 2017 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today announced the pricing of its underwritten public offering of 5,000,000 shares of its common stock at a price to the public of $33.70 per share. The gross proceeds to Dermira from the offering, before deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be $168.5 million. In addition, Dermira has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of its common stock, on the same terms and conditions. All of the shares will be offered and sold by Dermira.

Leerink Partners LLC, Evercore Group L.L.C. and Guggenheim Securities, LLC are acting as joint book-running managers for the offering. Needham & Company, LLC is acting as co-manager.

The public offering is being made pursuant to a shelf registration statement on Form S-3 that was filed by Dermira with the Securities and Exchange Commission (“SEC”) and became automatically effective on February 28, 2017. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com, or by telephone at 800-808-7525, ext. 6142; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by email at ecm.prospectus@evercore.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, or by email at GSEquityProspectusDelivery@guggenheimpartners.com, or by telephone at 212-518-9658.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy Dermira’s common stock, nor shall there be any sale of Dermira’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650-421-7200

investors@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

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